UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Shenandoah Telecommunications Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2008

To our shareholders:

          Notice is hereby given that the 2008 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 6, 2008, at 11:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect three directors to serve until the annual meeting of shareholders in 2011;

2.	to ratify the Board of Director’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008; and,

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

          Only shareholders of record at the close of business on March 21, 2008 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

          All shareholders are cordially invited to attend this meeting. Lunch will be provided.

          Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Jonathan R. Spencer Secretary

Dated: March 28, 2008

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

Annual Meeting of Shareholders
May 6, 2008

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

          This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2008 annual meeting of shareholders to be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 6, 2008, at 11:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

          The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit proxies by personal interview, telephone, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

          A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia 22824, and at the time and place of the meeting during the whole time of the meeting.

          This proxy statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about March 28, 2008.

Voting and Revocability of Proxies

          A proxy for use at the annual meeting and a return postage-paid envelope are enclosed.

          Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted FOR the election of the three director nominees to the Company’s board of directors and auditor ratification. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

          A shareholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

          All holders of record of the common stock at the close of business on March 21, 2008, will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of March 21, 2008, there were 23,530,051 shares of common stock outstanding.

          A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

          The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes in favor of their election. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

          Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from their customers. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Shareholders

          A copy of the Company’s annual report to shareholders for the year ended December 31, 2007 accompanies this proxy statement. The Company is required to file an annual report on Form 10-K for the year ended December 31, 2007 with the SEC. Shareholders may obtain, free of charge, a copy of the 2007 Form 10-K, without exhibits, by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. The annual report on Form 10-K is also available through the Company’s website at www.shentel.com. The annual report to shareholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

          If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to shareholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of an annual report to shareholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to shareholders and proxy statement to your address. If you did not receive an individual copy of our annual report to shareholders or this proxy statement, and wish to do so, the Company will send a copy to you if you address your written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary, or call us at 540-984-5200. If you are receiving multiple copies of our annual report to shareholders and proxy statement, you can request householding by contacting our corporate secretary in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

          The following table presents, as of March 21, 2008, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the board of directors;

•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

          As of March 21, 2008, there were 23,530,051 shares of common stock outstanding including shares which may be issued under options exercisable within 60 days of March 21, 2008.

          The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Douglas C. Arthur	9,702	*
Ken L. Burch	254,191	1.08
Tracy Fitzsimmons	675	*
John W. Flora	0	*
Christopher E. French	963,720	4.09
Richard L. Koontz, Jr.	501	*
Dale S. Lam	4,050	*
Jonelle St. John	1,004	*
William A. Truban, Jr.	10,524	*
James E. Zerkel II	30,078	*
Earle A. MacKenzie	47,813	*
Adele M. Skolits	386	*
David E. Ferguson	36,380	*
William L. Pirtle	23,231	*
David K. MacDonald	15,950	*

All directors, nominees and executive officers as a group (16 persons)	1,401,452	5.94

* Less than 1%.

          The percentage of beneficial ownership as to any person as of March 21, 2008, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of March 21, 2008, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

          The shares of common stock shown as beneficially owned by Mr. Arthur include 1,080 shares of common stock owned of record by his spouse. Mr. Arthur disclaims beneficial ownership of such shares.

          The shares of common stock shown as beneficially owned by Mr. Burch include 567 shares of common stock owned of record by his spouse. Mr. Burch disclaims beneficial ownership of such shares.

          The shares of common stock shown as beneficially owned by Mr. French include 55,230 shares of common stock owned of record by his spouse, 13,668 shares of common stock owned of record by two of his children, 742,992 shares owned of record by 14 trusts for the benefit of Mr. French’s minor child and other family members for which Mr. French serves as trustee, and options exercisable within 60 days of March 21, 2008 to purchase 11,514 shares of common stock. Mr. French disclaims beneficial ownership of the shares owned of record by his spouse and two of his children.

          The shares of common stock shown as beneficially owned by Mr. Truban include 4,524 shares of common stock owned of record by a family limited liability company of which Mr. Truban is a voting member.

          The shares of common stock shown as beneficially owned by Mr. Zerkel include 750 shares of common stock owned of record by his spouse. Mr. Zerkel disclaims beneficial ownership of such shares.

          The shares of common stock shown as beneficially owned by Mr. MacKenzie include 5,088 shares of common stock owned of record by his spouse, and options exercisable within 60 days of March 21, 2008 to purchase 24,000 shares of common stock. Mr. MacKenzie disclaims beneficial ownership of the shares owned of record by his spouse.

          The shares of common stock shown as beneficially owned by Mr. Ferguson include options exercisable within 60 days of March 21, 2008 to purchase 6,924 shares of common stock.

          The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of March 21, 2008 to purchase 6,849 shares of common stock.

          The shares of common stock shown as beneficially owned by Mr. MacDonald include 138 shares of common stock owned of record by two trusts for the benefit of his children.

          The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group includes options exercisable within 60 days of March 21, 2008 to purchase 49,287 shares of common stock. Such number excludes shares held by Mr. MacDonald who resigned as of February 29, 2008.

Principal Shareholders

          The following table presents, as of March 21, 2008, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)

Wachovia Corporation	1,268,870	5.39
One Wachovia Center
Charlotte, NC 28228-0137

          The shares of common stock shown as beneficially owned by Wachovia Corporation were reported on Schedule 13G filed with the Securities and Exchange Commission on February 4, 2008. Wachovia Corporation reported sole power to vote or dispose of all 1,268,870 shares shown.

ELECTION OF DIRECTORS

Nominees for Election as Directors

          The Company’s articles of incorporation provide that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2009 and at the annual meeting of shareholders in 2010, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

          Douglas C. Arthur, Tracy Fitzsimmons and John W. Flora have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2011. Mr. Arthur and Dr. Fitzsimmons are incumbent directors who have served on the board of directors since 1997 and 2005, respectively.

          Mr. Flora is a nominee to fill the vacancy created by Mr. Truban’s request to not be re-nominated due to his personal and business time commitments. Mr. Flora was recommended to the nominating committee as a director candidate by Mr. Arthur. All three nominees were nominated for election by the board of directors and recommended for nomination by the nominating committee, which consists of Mr. Arthur, Mr. Burch, Mr. Lam, and Mr. Zerkel.

Approval of Nominees

          Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

          The board of directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

          Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Term Expiring in 2011

Name	Age	Director Since

Douglas C. Arthur	65	1997
Tracy Fitzsimmons	41	2005
John W. Flora	53	New nominee

          Douglas C. Arthur has been an attorney-at-law since 1967, and currently maintains his legal practice in Strasburg, Virginia. He is a member and Chairman of the Board of Directors of First National Corporation.

          Tracy Fitzsimmons is President-Elect of Shenandoah University and has served as Senior Vice President and Vice President for Academic Affairs of Shenandoah University, Winchester, Virginia, since October 2006 and Vice President of Academic Affairs since July 2002. Dr. Fitzsimmons also currently serves as a professor of political science at Shenandoah University. Dr. Fitzsimmons received a PhD and M.A. degrees from Stanford University and a B.A. degree from Princeton University.

          John W. Flora has been an attorney-at-law since 1980, and currently is a senior partner with Lenhart Obenshain PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly held Fortune 500 company to representing private companies and their owners from business formation through succession.

Directors Whose Terms Expire in 2009

Name	Age	Director Since

Ken L. Burch	63	1995
Richard L. Koontz, Jr.	50	2006
Jonelle St. John	54	2007

          Ken L. Burch is a farmer who owns a purebred and commercial beef cattle operation near Shenandoah Caverns, Virginia.

          Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988. He is currently a member and Vice-Chairman of the Shenandoah County School Board.

          Jonelle St. John is currently a consultant with Pace Harmon, LLC and has previously served as a director and chairman of the audit committee of Motient Corporation, a nationwide provider of two-way, wireless mobile data services and wireless internet services. Ms. St. John was the chief financial officer of MCI WorldCom International in London from 1998 through 2000 following her position as the treasurer of MCI Communications Corporation from 1993 to 1998. Prior to joining MCI, Ms. St. John served as the vice president-finance and treasurer and was the vice president and controller of Telecom*USA from 1985 until it was acquired by MCI in 1990.

Directors Whose Terms Expire in 2010

Name	Age	Director Since

Christopher E. French	50	1996
Dale S. Lam	45	2004
James E. Zerkel II	63	1985

          Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988. Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President-Network Service. Mr. French also serves on the Board of Directors of First National Corporation.

          Dale S. Lam has served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, since April 2001. He is also a Certified Public Accountant.

          James E. Zerkel II has served as Vice President of James E. Zerkel, Inc., a hardware firm located in Mt. Jackson, Virginia, since 1970. Mr. Zerkel also serves on the Board of Directors of the Shenandoah Valley Electric Cooperative.

Board of Directors and Committees of the Board of Directors

          The board of directors has determined that with the exception of Christopher E. French, each of the incumbent directors and the director nominee is or (in the case of such nominee) will be an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

          The board of directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to either the full board of directors or the non-management directors as a group by writing to the board of directors or the non-management directors at the following address: Board of Directors/ Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field. The Secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

          The board of directors held sixteen meetings during 2007. During 2007, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served.

          All of the Company’s directors serving on the board of directors at that time attended the Company’s annual meeting of shareholders in 2007. The board of directors has adopted a policy that all directors should attend the annual meeting of shareholders.

          The board of directors currently has a standing audit committee, a standing personnel committee, and a standing nominating committee.

          The audit committee, which held eight meetings during 2007, consists of Mr. Lam, who is the Chairman, Ms. St. John, Mr. Arthur, and Mr. Truban. The board of directors has determined that each current audit committee member meets the independence requirements applicable to audit committee members under the Nasdaq Marketplace Rules and rules of the SEC. The board of directors has determined that Mr. Lam and Ms. St. John are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management. The audit committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors, pre-approving all audit and non-audit services by the independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee’s duties are set forth in the committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

          The personnel committee, which held ten meetings during 2007, consists of Mr. Zerkel, who is the Chairman, Dr. Fitzsimmons and Mr. Koontz. The personnel committee is responsible, among its other duties, for considering and making recommendations to the board of directors with respect to programs for human resource development and management organization and succession, for considering and making recommendations to the board of directors with respect to compensation matters and policies and the Company’s employee benefit and incentive plans, including the Company’s stock incentive plans, and for administering such plans. In accordance with the Nasdaq Marketplace Rules, the compensation of the chief executive officer and the Company’s other executive officers is determined by the board of directors upon the recommendation of a majority of the directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules.

          The nominating committee, which held one meeting during 2007, consists of Mr. Arthur, who is the Chairman, Mr. Burch, Mr. Lam and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules. The committee is responsible for recommending candidates for election to the board of directors for approval and nomination by the board of directors. The committee is also responsible for making recommendations to the board of directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, non-employee director compensation, communications with shareholders, and board and committee self-evaluations. The charter of the nominating committee is available on the Company’s website at www.shentel.com.

Director Nomination Process

          The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the nominating committee of the board of directors.

          The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the nominating committee will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and Nasdaq Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the nominating committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the nominating committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

          The nominating committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The nominating committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the nominating committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

          The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The nominating committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The nominating committee may amend the nominations policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

Director Compensation

          Directors who are not employees of the Company receive a fee of $1,000 per month and a fee of $1,100 for each board of directors meeting attended in person ($1,000 per meeting prior to May 2007) and $600 per meeting attended by conference call ($1,000 per meeting attended by conference call prior to May 2007). Committee members are paid fees of $300 for each committee meeting attended in person or $100 for each committee meeting in which they participate by conference call. The Committee chairs are paid an additional fee of $100 for each committee meeting they attend. The Company pays its non-employee directors these fees in arrears on a monthly basis.

          Effective as of July 1, 2007, in lieu of receiving their fees in cash, each director can elect to have some or all of their fees paid in shares of the Company’s common stock with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2005 Stock Incentive Plan. The award of shares in lieu of cash is done using the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry until a request is made to convert the book entry shares to certificated shares. Any cash in lieu of fractional shares resulting from the conversion of book entry shares to whole shares in certificate form will be paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan. A director’s initial election to receive shares in lieu of cash must have been made by July 1, 2007, and thereafter may only be changed on an annual basis.

          All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs.

          At its meeting on September 17, 2007, the board of directors of the Company approved the grant of Performance Shares to all non-employee directors. Each director was granted 246 Performance Shares subject to vesting conditions. All grants of Performance Shares were pursuant to the Company’s 2005 Stock Incentive Plan.

          The vesting of the Performance Shares is subject to both market and time-based conditions. The time-based condition requires that a recipient must remain a director of the Company until the date upon which the Performance Shares vest with the only exception being if the director has retired after reaching the mandatory retirement age for directors. In addition, even if the time-based condition is satisfied, the Performance Shares will not vest unless the market price for the Company’s Common Stock equals or exceeds certain benchmarks on certain key dates referred to as a Vesting Determination Date. If the time-based vesting condition is met, all of the Shares will fully vest and become non-forfeitable on the first Vesting Determination Date that the “30 Day Official Closing Price” of the Company’s Stock is greater than or equal to the Vesting Target Price as set forth in the following table.

Vesting Determination Date	Vesting Target Price

September 17, 2012	$28.70 per share
September 17, 2013	$30.34 per share
September 17, 2014	$30.98 per share

          A determination of whether or not the 30 Day Official Closing Price exceeds a particular Vesting Target Price will only be made as of each of the respective Vesting Determination Dates set forth in the above table and not as of any other date. If the Shares do not vest on or before the last Vesting Determination Date set forth in the above table then the Shares will be forfeited.

          The 30 Day Official Closing Price shall be the average closing price on the Stock Exchange (as defined in the Plan) for the shares of Shenandoah Telecommunications Company for the 30 day period ending on the day prior to the Vesting Determination Date.

          There are no voting or dividend rights with respect to the Performance Shares until such time as they have vested and are delivered to the recipient. The Performance Shares were valued, with the assistance of an independent appraisal firm, using a Monte Carlo simulation model which resulted in a fair value of $13.20 per share.

          The following table sets forth the compensation paid during 2007 for the non-employee directors of the Company

Name	Fees Earned or Paid In Cash	Stock Awards	All Other Compensation	Total $

Douglas C. Arthur	29,400	3,247	3,046	35,693
Ken L. Burch	27,400	3,247	2,577	33,224
Tracy Fitzsimmons	27,800	3,247	1,015	32,062
Richard L. Koontz, Jr.	30,000	3,247	1,457	34,704
Dale S. Lam	30,500	3,247	1,117	34,864
Jonelle St. John	25,900	3,247	1,861	31,008
William A. Truban, Jr.	29,700	3,247	1,047	33,994
James E. Zerkel II	31,000	3,247	2,577	36,824

          Directors are required to retire from the board at the end of the term during which they attain the age of 72. Directors with 18 years of service are eligible for a three year director emeritus position upon retirement from the board. Emeritus directors are eligible to receive payments of $1,000 per month. Amounts shown under all other compensation in the table above reflect amounts accrued for this benefit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our company and increase shareholder value. It rewards executives for their knowledge and skill used in carrying out their responsibilities, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

          The Company’s executive compensation program primarily consists of base salaries, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation. Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities. Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements of improvements in the Company’s performance and individual accomplishments towards specific objectives. Long-term equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executive’s financial interests with those of our shareholders, and also serves as a retention tool. Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets which will assist in meeting their post-retirement needs.

          The Company also provides various benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees

401(k) Plan (1) (2)	X	X
Medical/Dental/Vision Plans (1)	X	X
Life and Disability Insurance (1)	X	X
Annual Incentive Plan (Bonus) (1)	X	X
Equity Incentive Plan (Stock Options) (1)	X	X
Deferred Compensation Plan (2)	X	Not offered
Defined Benefit Pension Plan (1) (2)	Not offered	Not offered
Defined Benefit Supplemental Executive
Retirement Plan (2)	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Change in Control and Severance Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

(1)

All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation). The annual incentive plan provides increasing target percentages of base pay for higher level employees.

(2)

During 2006, the Company announced its intention to freeze future benefit accruals under the defined benefit pension and supplemental executive retirement plans effective January 31, 2007. To replace the lost benefits, the Company increased its contributions to the 401(k) Plan for all employees, and amended the supplemental executive retirement plan to become a defined contribution deferred compensation plan. Only certain executive officers (as selected by the board of directors) are eligible to participate in the deferred compensation plan.

          The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites.

The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees

Employee Discounts (1)	X	X
Spousal Travel Reimbursements (2)	X	X
Financial Planning Allowances	Not offered	Not offered
Automobile Allowance	Not offered	Not offered
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (3)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (4)	Not offered	Not offered

(1)	All employees are eligible for telephone service discounts, low cost cell phone service for themselves and for discounts on cell phone service for family members.

(2)

The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company sponsored events (such as industry association conventions and conferences). The Company will reimburse the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes. The Company does not gross up pay to cover the taxes on such reimbursements.

(3)	The Company does not own, lease, or use private aircraft.

(4)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

Base Salaries

          Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the company or the business unit the executive is responsible for. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent. Base salaries are reviewed annually by the personnel committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, and the executive’s potential overall compensation package. Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration. During 2007, the Compensation Committee reviewed compensation data disclosed in the proxy filings of the following companies: iPCS, Inc.; CT Communications Inc.; D&E Communications, Inc.; HickoryTech Corporation; North Pittsburgh Systems, Inc.; NTELOS Holdings Corp.; SureWest Communications; American Woodmark Corporation; and Trex Company, Inc. These companies were selected for comparison because they were public companies which provided some or all of the same services as the Company, were comparable to the overall size of the Company, and/or were located within the same geographical region.

          Also during 2007, the Company engaged Radford Surveys + Consulting, an Aon Consulting company (“Radford”) to provide the Company an assessment of its executive compensation practices and to recommend possible changes that should be considered to those practices. Radford provided a broad overview of information, including common compensation components, recent trends in compensation, applying compensation components in the recruitment of executives, differentiation of compensation by executive level, and a possible compensation philosophy and strategy for the Company. Radford’s initial overview work was then supplemented with a recommendation on executive salary ranges which were based on an analysis of data from broad published surveys.

          The data used for development of the salary range recommendation for the President and CEO was derived from four separate surveys. From the first survey, data from 137 companies with $50 million to $200 million of revenues was considered.

From the second survey, data from 21 telecommunications companies with revenues of less than $200 million was considered. From the third survey, data from 56 companies with revenues or sales of less than $500 million was considered. From the fourth survey, data from 61 companies with $50 million to $200 million of revenues was considered. A similar analysis of multiple surveys was used for the Company’s other executive positions.

          Target levels for executive base salaries were then set to the average of the 50th percentile of each survey’s data, plus an additional seven and one-half percent adjustment to reflect the consultant’s recommendation for a premium necessary to help attract and retain executives to work in the Company’s non-metropolitan location. Salary ranges for each executive were then set with the maximum and minimum salaries being plus or minus, respectively, 25% of the target levels. All current salary levels of the named executive officers fell within the recommended salary ranges.

Annual Incentive Bonuses

          Annual bonuses are intended to focus the executive’s energy onto areas deemed to be in need of improved performance and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company. Annual bonuses are relative to a percentage of base salary. Target bonuses for executives in recent years have generally been 30% of salary for the chief executive officer, 25% of salary for the executive vice president, and 20% of salary for other executive officers. Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals, representing 60% of the total target, and individual objectives, representing 40% of the total target. For 2007, the company-wide objectives represented 50% of the total target for the chief executive officer and the executive vice president, with the balance of the total based on the independent directors’ assessment of achievement by those executives in certain pre-determined areas of focus. Since the current chief financial officer joined the organization during the later part of 2007, her total potential incentive bonus was based solely on the achievement results of the company-wide performance goals. Company-wide performance goals are approved by the independent directors, as are the individual objectives for the chief executive officer and executive vice president. Individual objectives for the other named officers are established by the chief executive officer and executive vice president. Each officer’s actual bonus can range up to twice the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan. The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives in a given year’s plan.

          For 2007, company-wide performance goals consisted of six components. The largest component, representing 30% of the total target for the chief executive officer and the executive vice president, and 40% of the total target bonus for the other named executives, was an objective based on growth in net income which the Company believes is a key driver to creating long-term shareholder value. The target levels of net income were a minimum of $12.3 million (below which no bonus was earned on this component), a goal of $13.7 million (which represented 100% achievement towards this component) and a high of $15.7 million (which represented 200% achievement, and beyond which no additional bonus was earned on this component). The Independent Directors set the $13.7 million goal after taking into account the Company’s operating budget for 2007 and the Company’s 2006 net income. The 2007 goal represented a greater than 19% increase over 2006’s net income, which was $11.5 million exclusive of the $6.4 million one-time net-of-tax gain. The minimum threshold of $12.3 million represented an almost seven percent increase over 2006’s adjusted net income, and was viewed as a realistic objective given the historical results of the Company’s businesses and its expectations for future results.

          In 2007 actual net income was $18.8 million, which was substantially higher than the maximum achievement level of $15.7 million, and which resulted in a 200% achievement for this component.

          The other five company-wide components were all measures of service or customer growth. These measures were chosen for performance objectives because of the Company’s belief that providing good service, and continually striving to improve service, will lead to improved customer retention and revenue growth. Customer growth, specifically in our PCS business, is also a direct measure of how well the Company is performing against our competitors in this business segment.

          The five service components were equally weighted and collectively represented 20% of the total target bonus for all executives. Four of these five components were based on achieving better than a target level of trouble reports or number of network or service issues for regulated telephone, cable television, and internet services in Shenandoah County, Virginia, and for Converged Services’ services. The fewer troubles reported or service issues incurred, the higher was the resulting achievement on that component. The last of the five service components was based on achieving certain levels of net customer additions in our PCS business, with increasing numbers of additions representing higher achievement. Each of the company-wide service goals was set so that a 100% achievement represented an improvement over similar measures in 2006, based on historical results and trends. The targets represented improvements of 2.0%, 4.7%, 9.1%, 8.0%, and 32.7%, respectively, for telephone, CATV, internet services, and Converged Services trouble reports, and PCS net additions.

          The following table sets forth the target achievement levels with respect to each of the company-wide service performance objectives as well as the actual percentage achievement for 2007.

	Achievement Levels

Service Measure	0%	100%	200%	Actual

Telephone	1,875	1,785	1,606	0%
CATV	1,125	1,050	850	0%
Internet	820	780	660	129%
Converged Services	10,055	9,280	8,500	200%
PCS Net Additions	38,500	40,500	46,575	0%

          Results for both Internet and Converged Services’ trouble reports were both better than the 100% target level, resulting in a 129% achievement level for internet troubles and 200% for Converged Services. Each of the other measures was substantially worse than their minimum target level, resulting in a 0% achievement for each.

          For 2007, individual objectives representing 50% of the total potential achievement towards the incentive bonuses of the chief executive officer and executive vice president were based on the assessment by the independent directors of achievement by those executives in three areas. The areas of focus were 1) strategic planning and business development, 2) improvement in results for the Company’s Converged Services business segment, and 3) overall performance relative to the everyday management requirements of the business and their response to the changing priorities encountered by the Company during the year.

The weighting of each of these areas towards the 50% total was 20%, 20%, and 10% respectively.

          The independent directors gave medium to good marks to both the chief executive officer and executive vice president for their work on the Company’s strategic planning and business development, assessing their performance at 100% of the independent directors’ expectations. Based on the level of continued losses in the Company’s Converged Services business segment, the two senior executives were given a low evaluation and their performance was assessed at 0% on this factor. The independent directors gave high marks for the overall performance of the chief executive officer and executive vice president, assessing their performance at 200% of the independent directors’ expectations. Based on the assessment of the independent directors both the chief executive officer and executive vice president achieved 80% of target for their personal objectives. Along with the combined performance on the company-wide objectives, which reflected 50% of the two senior officers’ overall incentive bonus target, these two executives achieved a combined 113% of their targeted bonus.

Long-term Stock Based Compensation

          Stock based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses. Stock based compensation also further aligns the executives’ interest more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base. Prior to 2006, the Company historically made annual grants of stock options to all employees with two or more years of service (as defined), most recently at a rate of eight shares per $1,000 of annual base salary. Such awards were generally for a five year term, with a two year graded vesting period. The Company has also granted long-term stock compensation awards to newly hired executive officers, typically for a seven to ten year term and vesting over a longer period than those granted annually.

          During 2006, while the Company was dealing with the uncertainties regarding its ongoing relationship with Sprint, no long-term stock compensation awards were granted. In early 2007, as part of the Company’s engagement of Radford to assist with assessing and to make recommended changes to its executive compensation program, the independent directors considered Radford’s suggestions concerning reasonable levels of equity-based compensation for the Company’s executives. Based on the input from Radford, the independent directors concluded that the Company’s historical equity compensation awards to executives was below typical industry levels and should be increased to provide a greater long-term incentive for executives to achieve increases in shareholder value.

          Following the resolution of uncertainty over the status of the Company’s PCS segment in early 2007, the independent directors considered and implemented changes in its stock based compensation practices. In September 2007, two recently hired executives were granted awards of stock options on terms similar to those of prior new hires. Concurrently, all other executive officers were granted an award of performance shares. Furthermore, all non-executive employees meeting a time-of-service condition were also granted performance shares. Under the terms of the award to executives, the performance shares vest if the average thirty day closing stock price of the Company’s common stock exceeds certain target prices during the thirty days ending immediately prior to the fifth through eighth anniversary of the grant of shares. The Compensation Committee’s recommendation to the independent directors for the award of performance shares was the result of a desire to award equity compensation in a form that did not require the participant to monetize the equity in order to generate the cash with which to receive shares as is the case with the exercise of incentive stock options. Additionally, the award of performance shares, if they ultimately vest, would result in a lower number of new shares being issued than would be the case with the exercise of incentive stock options of comparable fair value. The Committee’s recommended number of performance shares to award each executive was derived from applying the same target percent of base salary used for the annual incentive bonus, applied to the executives’ current base salary, divided by the then current value of the Company’s stock. Except for normal retirement, the executive must remain employed with the Company through the vesting date. The executive is not entitled to vote the shares, or receive dividends on them, prior to vesting. The executive awards were made under the same conditions as the awards to directors. For a more complete discussion of the terms of the Performance Shares, see the Director Compensation section.

          In the later part of 2007, the Committee held further discussions concerning the Company’s past equity awards, and whether those awards had provided a reasonable opportunity for executives to participate in the increases in shareholder value to which they had contributed, and if the executives had been reasonably rewarded for their contributions in helping create the increase and the excellent operating results being experienced in 2007. The Committee also reviewed whether there was an apparent disparity between the collective equity awards given to different members of the executive team in the past. The Committee concluded there was a disparity, and recommended it be reduced. In December of 2007 a second equity grant, of fully vested shares, was made to executive officers and other members of management. The recipients have the right to vote all shares granted, as well as dividend rights for all shares. Half of the shares were restricted such that the executive could not dispose of those shares for a two year period. The remaining half of the shares granted was unrestricted.

          After considering the total shares previously granted to executives, and the total shares authorized by shareholders for equity awards, the Committee’s recommendation to the independent directors was to consider a total pool of equity grants for all members of management. The Committee determined that approximately one percent of the total shares outstanding would be an appropriate amount of shares to award to the entire management team, after taking into consideration the total increase in shareholder value and the Committee’s view of management’s contribution to creating that value. In allocating this pool to the individual members of management, the Committee considered the recommendation of the chief executive officer and the executive vice president to make awards to members of management from the manager level up to the vice president level, and to make awards such that grants made to individuals at each level were correspondingly higher than the number of shares granted to individuals in positions in the next lower level, and to allow variations between individuals at the same level due to factors such as individual contributions, length of time in position, and prior equity grants. The Committee considered these same factors in making its recommendation concerning the number of shares to award the chief executive officer and the executive vice president.

Retirement Compensation

          As announced in late 2006 and previously disclosed, the Company made several changes to its retirement plans effective in 2007. Effective January 31, 2007, the Company froze benefit accruals under the qualified defined benefit pension plan and announced that it would terminate this plan. Vested benefits accrued under the qualified pension plan could be annuitized, paid out in a lump sum, or transferred to another qualified plan such as an individual IRA account or the Company’s defined contribution 401(k) plan. Distributions of vested benefits are expected to occur in 2008.

          Effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan pursuant to which the Plan would become a defined contribution plan, and the Company would contribute 7% of defined pay (generally, base pay plus incentive payments) on behalf of each executive. Vesting in the Executive Supplemental Retirement Plan is subject to a 10 year service requirement.

          The following table presents details about compensation paid or earned by the Company’s chief executive officer, chief financial officer, and the next three most highly compensated executive officers:

Summary Compensation Table
for the Years Ended December 31, 2006 and 2007

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Comp (3)	Change in Pension Valuations (4)	All Other Compensation (5)	Total

Christopher E. French	2007	314,154	386,531	1,340	107,427	38,746	51,611	899,809
President and CEO	2006	289,346	—	14,513	82,203	367,663	14,056	767,781

Earle A. MacKenzie	2007	280,523	172,952	29,016	75,665	5,461	41,677	605,294
EVP & COO	2006	240,154	—	42,751	56,856	302,599	7,205	649,565

Adele Skolits	2007	55,001	—	16,154	15,011	—	44,792	130,959
VP- Finance & CFO (effective 11/07)

David E. Ferguson	2007	170,623	141,680	1,180	36,362	57,785	28,673	436,303
VP - Customer Service	2006	162,577	—	8,717	31,442	301,923	10,619	515,278

David K. MacDonald	2007	173,844	141,715	772	32,333	14,854	27,449	390,967
VP - Operations	2006	164,231	—	8,472	33,733	134,918	4,927	346,281

William L. Pirtle	2007	179,204	141,778	784	37,764	15,784	28,919	404,233
VP - Sales	2006	167,885	—	8,626	37,841	116,917	5,037	336,306

1)

For 2007, represents accrued compensation relating to awards of Performance Shares and the grant of fully vested restricted and unrestricted shares, both awarded during 2007. See footnote 10 to the Company’s consolidated financial statements filed as Exhibit 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

2)

Except for Ms. Skolits, no stock options were awarded to any named executive officer during 2006 or 2007. Amounts shown represent the final accrued compensation for stock options granted in 2005, which became fully vested in March of 2007, for all officers except Ms. Skolits and Mr. MacKenzie. For Mr. MacKenzie, the amount shown relates to options awarded in 2003. See the Company’s 2007 proxy for details of the terms and assumptions used to value the 2005 and 2003 stock option awards. For Ms. Skolits’ 2007 award, a Black-Scholes option pricing model was used to calculate the fair value of the award at the date of grant of September 17, 2007, with the following inputs: exercise price of $20.50; expected term of five years; volatility of 42.03%; and a discount rate of 4.24%. This award vests in four equal tranches, with the first tranche vesting at the third anniversary of the grant date, and again on each of the three following anniversaries.

3)	The 2007 amounts were earned for 2007 performance and paid in February, 2008.

4)

For 2007, amounts shown represent the change in the qualified pension liability due to the passage of time only, as the qualified pension plan was frozen effectively at the end of 2006. For 2006, the amounts shown primarily reflect the one-time change in discount rate, and certain other assumptions, resulting from the Company’s decision, taken in November 2006, to freeze both the qualified and non-qualified retirement plans. Refer to footnote 9 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for additional details on the assumptions used in the valuation of the Company’s retirement plans.

5)

Amounts for 2007 consist of employer and matching contributions to the Company’s 401(k) plan and employer contributions to the Supplemental Executive Retirement Plan for each named officer; for Mr. French and Mr. Ferguson, payouts for excess accumulated paid time off; and for Ms. Skolits, $40,000 to assist her in relocating to Shenandoah County, Virginia.

          The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control. The Company’s defined benefit pension plan did not historically allow for lump sum distributions except for de minimis amounts. Due to the Company’s 2006 decision to freeze, settle and terminate the defined benefit pension plan, participants, including executive officers, may be eligible for lump-sum distributions of their accumulated, vested benefits. Vested stock options must be exercised before separation from the Company except in the case of retirement; unvested options at both separation and retirement are forfeited. The performance shares are forfeited if the recipient terminates employment prior to the first achievement of the vesting target price at an anniversary date of the award, unless the termination meets the definition of “normal retirement” reflected in the award.

Grants of Plan-based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Target $	Maximum $	Estimated Future Payouts Under Equity Incentive Plan Awards: Target Number of Shares	All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Options Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards

Christopher E. French	5/21/2007	94,246	188,492
	9/17/2007			4,800				63,360
	12/17/2007				18,000			382,140

Earle A. MacKenzie	5/21/2007	70,131	140,262
	9/17/2007			3,402				44,906
	12/17/2007				8,000			169,840

Adele M. Skolits	9/4/2007	11,000	22,001
	9/17/2007					30,000	20.50	233,100

David K. MacDonald	5/21/2007	34,774	69,548
	9/17/2007			1,746				23,047
	12/17/2007				6,600			140,118

David E. Ferguson	5/21/2007	34,125	68,249
	9/17/2007			1,707				22,532
	12/17/2007				6,600			140,118

William L. Pirtle	5/21/2007	35,841	71,682
	9/17/2007			1,815				23,958
	12/17/2007				6,600			140,118

          The amounts shown in the Target $ column represent the potential payout if all objectives under the Incentive Plan were achieved at the 100% level, based on percentages of 2007 base salary paid at the following levels: 30% for the chief executive officer, 25% for the executive vice president, and 20% for vice presidents. Amounts under the Maximum $ column assume all objectives are achieved at the 200% level. Each objective can be achieved at a level between 0% and 200%. The actual payout amounts for 2007 are shown in the Summary Compensation Table, and were made in February 2008.

          All executive officers with more than one year of continuous service were granted an award of performance shares as shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column. These performance shares vest if the average thirty day closing stock price of the Company’s common stock exceeds certain target prices during the thirty days ending immediately prior to the fifth through eighth anniversary of the grant of shares. Except for normal retirement, the executive must remain employed with the Company through the vesting date. The executive is not entitled to vote the shares, or receive dividends on them, prior to vesting. These awards were valued using a Monte Carlo simulation model to take into consideration the effect of the market condition on the grant date fair value.

          As discussed in the section on Long-term Stock Based Compensation, in December of 2007 a second grant of fully vested shares was made to executive officers, as shown in the “All Other Stock Awards” column. For this grant, 50% of the shares granted were unrestricted; the other 50% have a two-year restriction on the disposition of the shares. The recipients have the right to vote all shares granted, as well as dividend rights for all shares. The unrestricted shares were valued at the closing market price of the Company’s common stock on the grant date; the restricted shares were valued at a discount of 20% to the grant date closing price, based again on a Monte Carlo simulation model to value the effect of the sale restriction.

Equity Awards Outstanding at December 31, 2007

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested

Christopher E. French	5,394		8.08	3/7/2009	4,800	115,104
	6,120		10.10	3/20/2010

Earle A. MacKenzie	24,000	36,000	7.34	6/2/2013	3,402	81,580

David E. Ferguson	3,333		8.08	3/7/2009	1,707	40,934
	3,591		10.10	3/20/2010

William L. Pirtle	3,267		8.08	3/7/2009	1,815	43,524
	3,582		10.10	3/20/2010

David K. MacDonald	3,201		8.08	37//2009	1,746	41,869

Adele M. Skolits	—	30,000	20.50	9/17/2014	—	—

a)	Mr. MacKenzie’s unvested options as of December 31, 2007 are scheduled to vest 12,000 options per year in June of 2008, 2009 and 2010.

b)	Ms. Skolits’ unvested options as of December 31, 2007 are scheduled to vest 7,500 options per year in September of 2010, 2011, 2012 and 2013.

c)	Market value is based on the closing price of the Company’s common stock of $23.98 as of December 31, 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting

Christopher E. French	4,884	85,950	18,000	382,140
Earle A. MacKenzie	—	—	8,000	169,840
David K. MacDonald	3,525	34,275	6,600	140,118
David E. Ferguson	3,048	52,847	6,600	140,118
William L. Pirtle	2,982	50,570	6,600	140,118

In the “Stock Awards” columns in the table above, the number of shares acquired upon vesting were half unrestricted shares, and half restricted as to disposition for a period of two years. The value realized upon vesting is based upon the fair market values of the unrestricted shares at $23.59 per share, and $18.87 per share for the restricted shares.

Pension Benefits Table as of December 31, 2007

Name	Plan Name	Number Of Years Of Credited Service	Present Value of Accumulated Benefit (1,2)

Christopher E. French	Qualified Pension Plan	25	$ 461,338
Earle A. MacKenzie	Qualified Pension Plan	4	96,958
Adele Skolits	Qualified Pension Plan	—	—
David K. MacDonald	Qualified Pension Plan	11	189,531
David E. Ferguson	Qualified Pension Plan	39	858,400
William L. Pirtle	Qualified Pension Plan	14	181,978

(1)

Refer to footnote 9 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for additional details on the assumptions used in the valuations of the Company’s retirement plans.

(2)

Effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. Accumulated balances as of January 1, 2007, calculated under the defined benefit formula and giving effect to the freeze and pending termination of the qualified defined benefit plan, were converted as the opening balances under the defined contribution formula. Those balances were $576,744 for Mr. French; $763,151 for Mr. MacKenzie; $306,140 for Mr. MacDonald; $322,518 for Mr. Ferguson; and $206,812 for Mr. Pirtle. Ms. Skolits joined the Company subsequent to the effective dates of these changes.

          During 2006, the Company announced that, effective January 31, 2007, benefits under the pension plan described above would be frozen and the plan subsequently terminated. Vested benefits accrued under the qualified pension plan could be annuitized, paid out in a lump sum, or transferred to another qualified plan such as an individual IRA account or the Company’s defined contribution 401(k) plan. No payments were made under the plan to any named executive officer during 2007. The Company expects to complete termination of the plan, and distribution of accrued benefits, during 2008.

Non-Qualified Defined Contribution Plan for the Year Ended December 31, 2007

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. Balances accrued under the defined benefit plan, including the effects on this plan of the decision to freeze and terminate the qualified defined benefit plan, were converted as the opening balances for the defined contribution plan. For 2007 and future years, the Company will contribute 7% of pay (generally, base salary plus incentive pay) to the plan, as well as additional amounts to replace benefits lost under the Company’s qualified 401(k) plan due to limitations under ERISA and IRS regulations governing the qualified 401(k) plan. The 7% level was chosen so as to approximate the level of benefits a participant would likely have received under the pre-amended plan. Benefits under the pre-amended plan were intended to help equalize retirement income as a percent of final compensation between the participating executives and other employees. Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan. The Company will also reflect those gains or losses as investment gains or losses on its financial statements. The Company has further elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as future Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

Name	Company Contributions During 2007	Aggregate Earnings During 2007	Aggregate Balance at December 31, 2007

Christopher E. French	$31,892	$9,789	$618,426
Earle A. MacKenzie	24,165	25,306	812,623
Adele M. Skolits	3,771	(7)	3,764
David K. MacDonald	14,054	7,580	327,774
David E. Ferguson	13,794	6,137	342,449
William L. Pirtle	14,724	12,200	233,736

Potential Payments Upon Termination or Change in Control

As previously noted, the Company’s named executive officers do not have employment agreements. Upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason, all officers are eligible to receive lump sum distributions of their vested accumulated benefits under the qualified pension plan, the Executive Supplemental Retirement Plan, and all previously vested stock or stock option grants outstanding at the time of termination of employment. As of December 31, 2007, Mr. MacKenzie and Ms. Skolits were not vested in their accrued benefits as shown in the preceding tables of pension benefits and aggregate balances in the Executive Supplemental Retirement Plan. Vested stock options as of December 31, 2007, for all officers except Ms. Skolits, are shown in the Equity Awards Outstanding table. Only Mr. Ferguson is “retirement eligible” under the terms of the performance share award, and would be eligible to retain his award if he terminated his employment as of December 31, 2007. No other payments to any officers would be triggered by any officers’ termination of employment.

Personnel Committee Report

          We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007 to be included in the Company’s 2008 Annual Meeting of Shareholders Proxy Statement (the “Proxy”). Based on the reviews and discussions referred to above, we have recommended to the board, and the board has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE PERSONNEL COMMITTEE

James E. Zerkel II, Chairman Tracy Fitzsimmons Richard L. Koontz, Jr.

Compensation Committee Interlocks and Insider Participation

          The Company’s directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules recommend to the board of directors for determination all components of compensation for the Company’s chief executive officer and other executive officers. There are no interlock relationships as defined in the applicable SEC rules.

Certain Relationships and Related Transactions

          As set forth in the audit committee charter, the audit committee is responsible for reviewing all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission. During 2007, the Company and its subsidiaries made numerous purchases of fuel from Holtzman Oil Corp. and entities affiliated with Holtzman Corp. Director Koontz is a Vice President of Holtzman Oil Corp. and Holtzman Corp. In 2007, total purchases were approximately $270,640. All such purchases were at market rates pursuant to arms-length agreements.

SHAREHOLDER RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2008. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the audit committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

          Representatives of KPMG LLP are expected to attend the annual meeting, and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

          KPMG LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2006 and 2007. The following sets forth the aggregate fees billed by KPMG LLP to the Company for those fiscal years.

	2006	2007

Audit services	$495,000	$520,000
Audit-related services	141,000	66,000
Tax services	106,000	—
All other services	—	—

Total	$742,000	$586,000

          In making its appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2008, the audit committee considered whether KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Audit Fees

          Audit services include services performed by KPMG LLP to comply with generally accepted auditing standards related to the audit of the Company’s consolidated financial statements and review of interim consolidated financial statements. The audit fees shown above for the 2006 and 2007 fiscal years were incurred principally for services rendered in connection with the audits of the Company’s consolidated financial statements, and included the audits of the Company’s internal control over financial reporting and limited quarterly review services.

Audit-Related Fees

          Audit-related services include assurance and related services that are customarily performed by independent registered public accounting firms. Audit-related fees for both 2006 and 2007 include amounts incurred in connection with audits of the Company’s employee benefit plans, and amounts for work relating to the PCS subsidiary.

Tax Fees

          Tax services include services performed by KPMG LLP’s tax department, except those services related to the audit. The tax fees shown above for the 2006 fiscal year were incurred in connection with the preparation of the Company’s tax returns and corporate tax consultations.

All Other Fees

          There were no other services provided by KPMG LLP which would be classified as “all other fees” for the 2006 and 2007 fiscal years.

Pre-Approval of Audit and Permissible Non-Audit Services

          The audit committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The audit committee, acting as a whole, pre-approves all audit and permissible non-audit services provided by such firm. For both types of pre-approval, the audit committee considers whether such services are consistent with the SEC’s rules on auditor independence.

          The board of directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

Report of the Audit Committee

          The audit committee of the Company’s board of directors is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

          During the fiscal year ended December 31, 2007, the audit committee reviewed with the Company’s management, Goodman and Company (who serves as the Company’s consultants engaged to perform internal control testing), and KPMG LLP (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

          Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. KPMG LLP is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements; and (2) the Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

          Consistent with this oversight responsibility, KPMG LLP reports directly to the audit committee. The audit committee appointed KPMG LLP as the Company’s independent registered public accounting firm and approved the firm’s compensation.

          The audit committee discussed with KPMG LLP the matters required to be discussed by the Nasdaq Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the audit committee has discussed with KPMG LLP the firm’s independence from the Company and its management.

          In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Dale S. Lam, Chairman Douglas C. Arthur Jonelle St. John William A. Truban, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 2006 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2007.

          SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2009

          Under SEC rules, in order for shareholder proposals to be presented at the Company’s annual meeting of shareholders in 2009, such proposals must be received by the Secretary of the Company at the Company’s principal office in Edinburg, Virginia, no later than November 29, 2008. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

          In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting generally must be delivered to the Company not less than 120 days before the meeting. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder proposing such business; (c) the class, series and number of shares of the Company's stock that are beneficially owned by the shareholder proposing such business; and (d) any material interest of the shareholder in such business.

          The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER COMMUNICATIONS

          Shareholders may send communications directly to the Company’s Board of Directors at the following address: Board of Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

OTHER MATTERS

          The board of directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Jonathan R. Spencer
Secretary

Dated: March 27, 2008

Shenandoah Telecommunications Company
500 Shentel Way	PROXY
Edinburg, VA 22824	This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Douglas C. Arthur, Ken L. Burch, and James E. Zerkel II, and each of them, as Proxies with full power of substitution, to vote all common stock of Shenandoah Telecommunications Company held of record by the undersigned as of March 21, 2008, at the Annual Meeting of Shareholders to be held on May 6, 2008, and at any and all adjournments and postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES

1.	Election of Directors [Vote for three]

☐	FOR ELECTION AS A DIRECTOR

Douglas C. Arthur, Tracy Fitzsimmons and John W. Flora

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

☐	Withhold authority to vote for all nominees listed above.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.

☐ FOR APPROVAL	☐ AGAINST APPROVAL	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

Please mark, sign exactly as name appears below, date, and return this proxy card promptly, using the enclosed envelope, whether or not you plan to attend the meeting.

Dated _____________________________, 2008

____I plan to attend the meeting

____Number of persons attending

____I cannot attend the meeting

When signing as attorney, executor, administrator, trustee, guardian, or agent, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE

ADDITIONAL SIGNATURE (if held jointly)